Exhibit 4.9

THESE SECURITIES, I. E., THIS DEBENTURE AND THE CONVERSION SHARES, HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. THIS DEBENTURE AND THE CONVERSION SHARES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THIS DEBENTURE OR THE CONVERSION SHARES UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL (WHICH COUNSEL SHALL BE SELECTED BY THE HOLDER AND BE REASONABLY ACCEPTABLE TO THE BORROWER), IN A GENERALLY ACCEPTABLE FORM THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT.

CONVERTIBLE DEBENTURE

FOR VALUE RECEIVED, Brazil Minerals, Inc., a Nevada corporation (the “Borrower”), promises to pay to Group 10 Holdings LLC (the “Holder”) or its registered assigns or successors in interest, the sum of Sixty Three Thousand Dollars ($63,000), together with all accrued interest thereon, on the first anniversary from the Effective Date, as hereinafter defined (the “Maturity Date”), if not sooner paid.

The following terms and conditions shall apply to this Convertible Debenture (the “Debenture”):

ARTICLE I

INTEREST & AMORTIZATION

1.1           Contract Rate. Subject to Sections 4.1 and 5.7 hereof, interest payable on this Debenture shall accrue at a rate per annum equal to 10% (Ten Percent) and shall be computed on the basis of a 365-day year.

1.2         Consideration. The principal sum of this Debenture is Sixty-Three Thousand Dollars ($63,000). The purchase price paid by Holder for the Debenture, which is the consideration received by Borrower for the Debenture, is Sixty Thousand dollars ($60,000) payable by wire transfer or other immediately available funds. Thus, as of the Effective Date, there exists a Three Thousand Dollar ($3,000) Original Issue Discount (the “OID”). Interest shall accrue and be payable on the full outstanding principal amount of the Debenture, inclusive of the OID, and payment of the full principal amount (inclusive of OID) shall be required regardless of time and manner of payment or prepayment by Borrower. Upon conversion, Holder shall receive credit for the full principal amount converted (inclusive of the OID).

1.3           Payments. Payment of the aggregate principal amount outstanding under this Debenture (the “Principal Amount”), together with all accrued interest thereon, shall be made by mandatory conversion of the principal plus accrued interest and any other fees by the Maturity Date, unless prepaid otherwise.

1.4           Prepayment Option. The Borrower may prepay in cash all or any portion of the Principal Amount of this Debenture and accrued interest thereon, with a premium, as set forth below (each a “Prepayment Premium”), upon ten (10) days prior written notice to the Holder. The Holder shall have the right to convert all or any portion of the Principal Amount and accrued interest thereon in accordance with Article II hereof during such ten (10) day notice period. The amount of such prepayment premium shall be determined by multiplying that portion of the Principal Amount and accrued interest to be converted, if any, by the then applicable prepayment percentage (the “Prepayment Percentage”). The Prepayment Percentage shall be as follows: (i) 10% (ten percent), if there is a prepayment at any time from the Effective Date until 90 (ninety) days after the Effective Date; and (ii) 25% (twenty-five percent) if there is a prepayment at any time from 91 days after the Effective Date until the Maturity Date.

ARTICLE II

CONVERSION REPAYMENT

2.1.          Mandatory Conversion. Subject to the terms of this Article II, the Holder has the obligation, at any time after 180 (One Hundred Eighty) days from the Effective Date and until the Maturity Date, or after an Event of Default, to convert the outstanding Principal Amount and accrued interest and fees due and payable thereon into fully paid and non-assessable shares of Common Stock of the Borrower (the “Common Stock”) at the Conversion Price (as defined below). The shares of Common Stock to be issued upon such conversion are herein referred to as the “Conversion Shares.”

2.2.          Calculation of Conversion Price. The conversion price (the “Conversion Price”) shall be subject to equitable adjustments for stock splits, stock dividends or rights offerings by the Borrower relating to the Borrower’s securities or the securities of any subsidiary of the Borrower, combinations, recapitalization and reclassifications, of the Borrower’s common stock. Subject to Section 4.6 hereof, the Conversion Price shall mean the lesser of (a) sixty percent (60%) of the lowest Closing Price of the Borrower’s common stock during the twenty (20) trading days prior to the date a Notice of Conversion is given (which represents a discount rate of forty percent (40%)) or (b) eleven cents ($0.11). For purposes of this Section 2.2, the term ”Closing Price” means the closing price on the Over-the-Counter Bulletin Board or applicable trading market (the “OTC Market”) as reported by a reliable reporting service (“Reporting Service”) designated by the Holder (i.e., Bloomberg) or, if the OTC Market is not the principal trading market for such security, the closing bid price of such security on the principal securities exchange or trading market where such security is listed or traded.

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2.3.          Conversion Limitation. Notwithstanding anything contained herein to the contrary, the number of Conversion Shares that may be acquired by the Holder upon conversion of this Debenture (or otherwise in respect hereof) shall be limited to the extent necessary to ensure that, following such conversion (or other issuance), the total number of shares of Common Stock then beneficially owned by such Holder and its affiliates and any other persons whose beneficial ownership of Common Stock would be aggregated with the Holder's for purposes of Section 13(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), does not exceed 4.99% of the total number of issued and outstanding shares of Common Stock (including for such purpose the shares of Common Stock issuable upon such conversion). For such purposes, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. By written notice to the Company, the Holder may increase, decrease or waive the provisions of this Section 2.3 as to itself, but any such waiver will not be effective until the 61st (Sixty first) day after delivery thereof.

2.4.          Mechanics of Holder’s Conversion. Subject to Section 2.3 hereof, this Debenture will be converted by the Holder in part from time to time after the Effective Date, by submitting to the Borrower and/or the Borrower’s transfer agent of record a notice of conversion (“Notice of Conversion”) (whether by facsimile, as a Portable Document (PDF) file sent by electronic mail or other reasonable means of communication dispatched on the Conversion Date prior to 6:00 p.m., New York, New York time). On each Conversion Date (as hereinafter defined) and in accordance with its Notice of Conversion, the Holder shall make the appropriate reduction to the Principal Amount, and accrued interest and fees as entered in its records and shall provide written notice thereof to the Borrower on the Conversion Date. Each date on which a Notice of Conversion is delivered or telecopied in accordance with the provisions hereof shall be deemed a Conversion Date (the “Conversion Date”). A form of Notice of Conversion to be employed by the Holder is annexed hereto as Exhibit A. Pursuant to the terms of the Notice of Conversion, Borrower shall issue instructions to the transfer agent within two (2) business days from the receipt of the Notice of Conversion and shall cause the transfer agent to transmit the certificates representing the Conversion Shares to the Holder by physical delivery or crediting the account of the Holder’s designated broker with the Depository Trust Corporation (“DTC”) through its Deposit Withdrawal Agent Commission (“DWAC”) system within two (2) business days after receipt by Borrower of the Notice of Conversion (the “Delivery Date”). In the case of the exercise of the conversion rights set forth herein, the conversion privilege shall be deemed to have been exercised, and the Conversion Shares issuable upon such conversion shall be deemed to have been issued, upon the date of receipt by Borrower of the Notice of Conversion. The Holder shall be treated for all purposes as the record holder of such Common Stock, unless the Holder provides Borrower written instructions to the contrary.

2.5.          Late Payments. The Borrower understands that a delay in the delivery of the shares of Common Stock in the form required pursuant to this Article II beyond the Delivery Date could result in economic loss to the Holder. Subject to Section 5.11, as compensation to the Holder for such loss the Borrower agrees to pay late fees to the Holder for late issuance of such shares in the form required pursuant to this Article II upon conversion of the Debenture, in the amount equal to Seven Hundred Fifty U.S Dollars ($750) per business day after the Delivery Date. The Borrower shall pay any fees incurred under this Section in immediately available funds upon demand and such fees shall also be eligible to be converted into Conversion Shares as set forth in this Article II.

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2.6           Conversion Mechanics. The number of shares of Common Stock to be issued upon each conversion of this Debenture shall be determined by dividing that portion of the Principal Amount and interest and fees to be converted, if any, by the then applicable Conversion Price.

2.7           Authorized and Reserved Shares. The Borrower represents and warrants and covenants and agrees that upon issuance, the Conversion Shares will be duly and validly issued, fully paid and non-assessable. The Borrower agrees that its issuance of this Debenture shall constitute full authority to its officers and agents who are charged with the duty of executing stock certificates to execute and issue the necessary certificates for shares of Common Stock in accordance with the terms and conditions of this Debenture. At all times during which this Debenture is outstanding, the Borrower shall reserve from its authorized and unissued shares of Common Stock a sufficient number of shares to provide for the issuance of the Conversion Shares. The Borrower agrees that it will take all such reasonable actions as may be necessary to assure that the Conversion Shares may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of the applicable trading market upon which the Common Stock may be listed. The Borrower agrees to initially reserve 3 Million (3,000,000) shares of Common Stock from its authorized and unissued shares within 3 business days from the Effective Date. Should any of the following events happen then the number of shares to be reserved shall be increased: (i) in the event Borrower’s common stock trades below five cents (.05) closing price for three consecutive days, then the reserve amount shall be increased to 6,000,000 shares; (ii) in the event Borrower’s common stock trades below three cents (.03) closing price for three consecutive days, then the reserve amount shall be increased to 10,000,000 shares; (iii) in the event Borrower’s issued and outstanding common shares become greater then 100,000,000, then the reserve amount will increase to 6,000,000 shares; and (iv) in the event Borrower’s issued and outstanding common shares become greater then 125,000,000 then the reserve amount will increase to 10,000,000 shares. Should any of the above events enumerated in clauses (1) through (iv) occur, Borrower will then have three business days to increase the reserve amount with the Transfer Agent or this will constitute an Event of Default.

2.8           Issuance of New Debenture. Upon any partial conversion of this Debenture, a new Debenture containing the same date and provisions of this Debenture shall, at the request of the Holder, be issued by the Borrower to the Holder for the principal balance of this Debenture and interest which shall not have been converted or paid. Subject to the provisions of Article III, the Borrower will pay no costs, fees or any other consideration to the Holder for the production and issuance of a new Debenture.

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2.9           Fractional Shares. No fractional shares shall be issued upon the conversion of this Debenture. As to any fraction of a share which Holder would otherwise be entitled to upon such conversion, the Borrower shall round up to the next whole share.

2.10         Par Value; Further Assurances.

(a)          The Borrower covenants that during the period that the Principal Amount of the Debenture and any accrued interest and fees thereon remain outstanding, it will ensure that the par value of any Conversion Shares shall not exceed the amount payable therefor upon such exercise immediately prior to such exercise. The Borrower further covenants that it shall take all appropriate actions, including, without limitation, amending its articles or certificate of incorporation and any other voluntary action, such as calling a meeting of shareholders to approve any such amendment, to ensure that the amount payable for any Conversion Shares shall at all times exceed the par value thereof. by at least Four Hundred Percent (400%).

(b)          Except and to the extent as waived or consented to by the Holder, the Company shall not by any action, including, without limitation, amending its articles or certificate of incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Debenture, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate to protect the rights of Holder as set forth in this Debenture against impairment. Without limiting the generality of the foregoing, the Borrower will (a) not increase the par value of any Conversion Shares above the amount payable therefor upon such exercise immediately prior to such exercise, (b) take all such action as may be necessary or appropriate in order that the Borrower may validly and legally issue fully paid and nonassessable Conversion Shares upon the exercise of this Debenture and (c) use its commercially best efforts to obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction thereof as may be necessary to enable the Borrower to perform its obligations under this Debenture.

ARTICLE III

EVENTS OF DEFAULT

The occurrence of any of the following events, while this Debenture is outstanding, set forth in Article III, inclusive, shall be an “Event of Default;” provided that any Event of Default may be cured within a three (3) business day period, except as otherwise provided herein:

3.1           Reserved

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3.2           Breach of Covenant. Borrower breaches any covenant or other term or condition of this Debenture in any material respect and such breach, if subject to cure, continues for a period of five (5) business days after the occurrence thereof.

3.3           Breach of Representations and Warranties. Any representation or warranty of Borrower made herein shall be false or misleading in any material respect.

3.4           SEC Filings. At any point while this Debenture is outstanding, the Company is not current with its reporting responsibilities under Section 13 of the Securities Exchange Act of 1934. Furthermore, Borrower fails to timely file, when due, any SEC report, including any required XBRL file along with such report (e.g., Forms 8- K, 10-Q or 10-K, or Schedules 14A, 14C or 14(f)), or, if the filing date of such report is properly extended pursuant to SEC Rule 12b-25, when the date of any such filing extension lapses, or any post-effective amendment to any SEC Registration Statement.

3.5           Stop Trade. An SEC stop trade order or Principal Market trading suspension of the Common Stock shall be in effect for five (5) consecutive days or five (5) days during a period of 10 consecutive trading days, provided that Borrower shall not have been able to cure such trading suspension within 30 days of the notice thereof or list the Common Stock on another Principal Market within 60 days of such notice. The “Principal Market” for the Common Stock shall include the OTC Bulletin Board, NASDAQ Capital Market, NASDAQ Global Market, NYSE Amex, or New York Stock Exchange (whichever of the foregoing is at the time the principal trading exchange or market for the Common Stock), or any securities exchange or other securities market on which the Common Stock is then being listed or traded.

3.6           SEC Reporting Status Matters.

(a)          Borrower indicates by check mark on the cover page of an SEC report filing that it has not (1) filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the past 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

(b)          Borrower indicates by check mark on the cover page of an SEC report filing that it has not submitted electronically and posted on its corporate website, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).

(c)          Borrower indicates by check mark on the cover page of an SEC report filing that it is a shell company (as defined in Rule 12b-2 of the Exchange Act); or

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(d)          Borrower files a Form 15 with the SEC to deregister its Common Stock. In such an event, Borrower shall file current reports with attorney opinions on not less than a quarterly basis on www.otcmarkets.com until such time as Borrower re- registers its Common Stock with the SEC.

3.7           Receiver or Trustee. The Borrower or a significant majority owned subsidiary of the Borrowers (a “Subsidiary”), if any, shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business; or such a receiver or trustee shall otherwise be appointed; or shall become insolvent or generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any.

3.8           Judgments. Any money judgment, writ or similar final process shall be entered or filed against the Borrower or any of its Subsidiaries or any of their respective property or other assets for more than $100,000 in the aggregate, and shall remain unvacated, unbonded or unstayed for a period of thirty (30) days.

3.9           Bankruptcy. Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings or relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Borrower or any of its Subsidiaries (Federal law or applicable state law) which has not been dismissed within 60 days after its filing.

3.10         DTC Eligibility. The Borrower shall lose its status as “DTC Eligible” or the Borrower’s shareholders shall lose the ability to deposit (either electronically or by physical certificates, or otherwise) shares into the DTC System through a “deposit chill” or otherwise that is not cured within sixty (60) days.

3.11         Reservation of Shares. The Borrower shall fail timely to reserve shares of Common Stock from its authorized and unissued shares pursuant to Section 2.7

ARTICLE IV

DEFAULT RELATED PROVISIONS AND OTHER PRIVILEGES

4.1           Default Interest Rate. Following the occurrence and during the continuance of an Event of Default, interest on this Debenture shall automatically be increased to a rate of 18% per annum, as of the date Effective Date of this Debenture, which interest shall be payable in Common Stock.

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4.2           Default Penalty Payment. Following the occurrence and during the continuance of an Event of Default, the Borrower agrees to pay a Penalty Payment to the Holder in the amount equal to One Thousand U.S. Dollars ($1,000) per business day commencing on the Third (3rd) day after the Event of Default occurs. The Borrower shall pay any fees incurred under this Section in immediately available funds upon demand and such fees shall also be eligible to be converted into Conversion Shares as set forth in this Article II.

4.3           Conversion Privileges. The conversion privileges set forth in Article II shall remain in full force and effect immediately from the date hereof and until this Debenture is paid in full.

4.4           Cumulative Remedies. The remedies under this Debenture shall be cumulative.

4.5           Immediately Due and Payable. Upon the occurrence of an Event of Default, this Debenture shall become immediately due and payable at the option of Holder in Common Stock upon written notice of acceleration delivered to Borrower; provided that such notice shall not be required for an Event of Default under Section 3.9 and, in such event, this Debenture shall become automatically due and payable in Common Stock without the need for Holder to give notice.

ARTICLE V

MISCELLANEOUS

5.1           Failure or Indulgence Not Waiver. No failure or delay on the part of the Holder hereof in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

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5.2           Notices. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by FedEx or other reputable express courier service with charges prepaid, or (iv) transmitted by hand delivery, telegram, e-mail or facsimile, addressed as set forth below (v) sent via Email whereby a return Email confirming receipt has been delivered. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the next business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be:

If to the Borrower, to:

Brazil Minerals, Inc.

324 South Beverly Drive Suite 118

Beverly Hills, CA 90212

e-mail: mf@ brazil-minerals.com If to the

Holder:

Group 10 Holdings LLC Attn:
Adam Wasserman 11 Island
Ave. #1108 Miami Beach, FL
33139 EIN # 32-0409845

e-mail:adam@group10llc.com

No change in any of such addresses shall be effective insofar as notices under this Section 5.2 are concerned unless such changed address is located in the United States of America and notice of such change shall have been given to such other party hereto as provided in this Section 5.2.

5.3           Amendment Provision. Any term of this Debenture may be amended only with the written consent of the Holder and the Borrower. .The term “Debenture” and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented, and any successor instrument as it may be amended or supplemented.

5.4           Assignability. This Debenture shall be binding upon the Borrower and its successors and assigns, and shall inure to the benefit of the Holder and its successors and assigns, and may not be assigned by the Borrower without the prior written consent of the Holder, which consent may not be unreasonably withheld.

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5.5           Prevailing Party and Costs. In the event any attorney is employed by any party with regard to any legal or equitable action, arbitration or other proceeding brought by such party for the enforcement of this Debenture or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Debenture, the prevailing party in such proceeding will be entitled to recover from the other party reasonable attorneys' fees and other costs and expenses incurred, in addition to any other relief to which the prevailing party may be entitled.

5.6           Governing Law; Consent to Jurisdiction; Waiver of Jury Trial. This Debenture shall be governed by, and construed in accordance with, the internal laws of the State of Nevada, without regard to principles of conflicts of law. HOLDER AND BORROWER WAIVE ANY RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS DEBENTURE OR ANY TRANSACTION CONTEMPLATED HEREIN, INCLUDING CLAIMS BASED ON CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER COMMON LAW OR STATUTORY BASES. Each party hereby submits to the exclusive jurisdiction of the state and federal courts located in Nevada. If the jury waiver set forth in this Section is not enforceable, then any dispute, controversy or claim arising out of or relating to this Debenture or any of the transactions contemplated herein will be finally settled by binding arbitration in Nevada, in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association by one arbitrator appointed in accordance with said rules. The arbitrator shall apply Nevada law to the resolution of any dispute, without reference to rules of conflicts of law or rules of statutory arbitration. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing, the parties may apply to any court of competent jurisdiction for preliminary or interim equitable relief, or to compel arbitration in accordance with this paragraph. The expenses of the arbitration, including the arbitrator’s fees and expert witness fees, incurred by the parties to the arbitration, may be awarded to the prevailing party, in the discretion of the arbitrator, or may be apportioned between the parties in any manner deemed appropriate by the arbitrator. Unless and until the arbitrator decides that one party is to pay for all (or a share) of such expenses, both parties shall share equally in the payment of the arbitrator’s fees as and when billed by the arbitrator.

5.7           Maximum Payments. Nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law. In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by Borrower to the Holder and thus refunded to the Borrower.

5.8           Construction. Borrower acknowledges that its legal counsel participated in the preparation of this Debenture and, therefore, stipulates that the rule of construction that ambiguities are to be resolved against the drafting party shall not be applied in the interpretation of this Debenture to favor any party against the other.

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5.9           Absolute Obligation. Except as expressly provided herein, no provision of this Debenture shall alter or impair the obligation of the Borrower, which is absolute and unconditional, to pay the principal of, interest and liquidated damages (if any) on, this Debenture at the time, place, and rate, and in the coin or currency, herein prescribed. This Debenture is a direct debt obligation of Borrower.

5.10         Lost or Mutilated Debenture. If this Debenture shall be mutilated, lost, stolen or destroyed, Borrower shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated Debenture, or in lieu of or in substitution for a lost, stolen or destroyed Debenture, a new Debenture for the principal amount of this Debenture so mutilated, lost, stolen or destroyed.

5.11         Force Majeure. Any delay or failure in the performance by either Party hereunder shall be excused if and to the extent caused by the occurrence of a Force Majeure. For purposes of this Agreement, Force Majeure shall mean a cause or event that is not reasonably foreseeable or otherwise caused by or under the control of the Party claiming Force Majeure, including acts of God, fires, floods, explosions, riots, wars, hurricane, sabotage terrorism, vandalism. accident, restraint of government, governmental acts, injunctions, or labor strikes, and other like events that are beyond the reasonable anticipation and control of the Party affected thereby, despite such Party's reasonable efforts to prevent, avoid, delay, or mitigate the effect of such acts, events or occurrences, and which events or the effects thereof are not attributable to a Party's failure to perform its obligations under this Agreement.

5.12         Opinion of Counsel. An opinion of Bauman & Associates, Nevada counsel, shall be deemed reasonably acceptable to Borrower.

[signature page follows]

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IN WITNESS WHEREOF, Borrower has caused this Convertible Debenture to be signed in its name effective as of the 28th day of March 2014 (the “Effective Date”).

BORROWER:
Brazil Minerals, Inc.

By:	/s/ Marc Fogassa

Name: Marc Fogassa

Title: CEO

HOLDER:

Group 10 Holdings, LLC

By:	/s/ Adam Wasserman

Name: Adam Wasserman

Title: Managing Member

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EXHIBIT A NOTICE
OF CONVERSION

(To be executed by the Holder in order to convert all or part of the amounts owed under the Convertible Debenture into Common Stock)

[NAME OF HOLDER] [ADDRESS]

The undersigned hereby converts $                       due under the Convertible Debenture issued by                                           , Inc. (“Borrower”) dated as of                , 2014 by delivery of shares of Common Stock of Borrower on and subject to the conditions set forth in Article II of the Convertible Debenture.

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1.	Date of Conversion

2.	Shares To Be Delivered:

[NAME OF BORROWER]

By:	Name:	Title:

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